FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS SECOND QUARTER RESULTS

2011 FIRST HALF EPS UP 49% ON 12% INCREASE IN NET SALES

Affirms 2011 Guidance

New York, New York, August 9, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2011.

Second Quarter 2011 Compared to Second Quarter 2010:
•	Net sales increased 12.3% to $121.1 million from $107.8 million; at comparable foreign currency exchange rates, net sales rose 4.7% for the period;
•	European-based operations generated sales of $106.5 million, up 15.9% from $91.9 million;
•	Sales by U.S.-based operations were $14.6 million, down 8.2% from $15.9 million;
•	Gross margin was 62% compared to 60%;
•	S, G & A expense as a percentage of sales was 53.0% compared to 49.4%;
•	Operating margins declined to 9.0% of net sales from 10.7% of net sales;
•	Net income attributable to Inter Parfums, Inc. decreased 6.8% to $5.0 million as compared to $5.4 million; and,
•	Basic and diluted earnings per share declined 11.1% to $0.16 from $0.18.

Through the first half of 2011, net sales were $254.4 million or 12.0% ahead of $227.1 million in the first half of 2010.  At comparable foreign currency exchange rates, net sales rose approximately 8.0%.  Net income attributable to Inter Parfums, Inc. increased 49% to $17.8 million or $0.58 per basic and diluted share from $11.9 million or $0.39 per basic and diluted share.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums pointed out, “Although second quarter net sales by European-based operations were 16% ahead of last year, they fell short of expectations.  As we reported last month, certain shipments scheduled for the second quarter were delayed until the third quarter due to the transfer of inventory and certain other unforeseen transitional issues in connection with the June opening of our new 340,000 square foot distribution center outside of Paris.  As a result, we did not achieve the leverage of fixed S, G & A expenses in the current second quarter that we would have otherwise achieved.  The comparable quarter increase in sales by European-based operations was in great part due to the commencement of prestige product distribution in the U.S. by our subsidiary, Interparfums Luxury Brands, at the start of 2011, as was the improvement in gross margin, offset somewhat by the negative impact of a weaker U.S. dollar.”

Jean Madar, Chairman & Chief Executive Officer noted, “The Jimmy Choo signature fragrance is in widespread distribution and sales continue to exceed our expectations.  This month, Burberry Body comes to market in what will be the largest global Burberry fragrance launch in history.  The launch will be accompanied by an ad campaign featuring actress and model Rosie Huntington-Whitely, star of Transformers 3: Dark of The Moon, strategically wrapped in the iconic Burberry trenchcoat.”

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Inter Parfums, Inc. News Release	Page 2
August 9, 2011

Discussing developments for U.S.-based operations, Mr. Madar noted, “Deep, a new Gap fragrance for men, was launched in time for Father’s Day and initial shipments of Caciquebody products to about 130 Lane Bryant stores took place during the second quarter.  In general, the second half of the year is typically stronger than the first half due in part to holiday sales of our specialty retail partners.  In addition to normal seasonality, the launch of our first new Betsey Johnson scent, Too Too, with initial distribution in the designer’s stores as well as Sephora stores in the U.S., will add to our top line.  We also have the launch of a new bebe scent, Gold, coming soon both at namesake stores and in wider distribution internationally.”

Mr. Madar pointed out, “Another favorable event of the summer took place in July when we renewed our exclusive agreement with The Gap, Inc. to develop, produce, manufacture and distribute fragrances for Gap and Banana Republic brand names covering products sold in their stores in the U.S. and Canada and the license agreement for international distribution.  These agreements take effect on January 1, 2012 and run through year-end 2014.”

He went on to say, “As we reported, we signed two new licensing agreements in recent weeks.  Under the auspices of our U.S.-based operations, we entered into a 10-year agreement plus two five-year renewal options for Anna Sui fragrances effective January 1, 2012.  Also on that date, our 12-year license agreement under the Pierre Balmain brand begins, which is under the direction of Inter Parfums SA, our Paris based subsidiary.  In both cases, we will take over production and sales of existing fragrances for both brands and we have plans to introduce a new scent for each in 2013.”

Mr. Greenberg noted, “In light of the major launches of the second half of the year, inventory levels have increased considerably since the end of 2010 and the 2011 first quarter.  If history repeats itself, inventory levels should be considerably lower at 2011 year-end.  In a similar vein, with planned promotional and advertising activities heavily weighted toward the second half of the year, those expenses in both dollars and as a percentage of net sales should be higher in the second half of 2011 than the first half.”

Affirms 2011 Guidance
Mr. Greenberg concluded, “2011 is on track to be our best year ever.  We continue to look for sales of approximately $550.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $32.5 million or $1.05 per diluted share.  Guidance assumes the dollar remains at current levels.”

Dividend
The Company’s regular quarterly cash dividend of $0.08 per share will be payable on October 14, 2011 to shareholders of record on September 30, 2011.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 AM EDT on Wednesday, August 10, 2011.  Interested parties may participate in the call by dialing 201 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

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Inter Parfums, Inc. News Release	Page 3
August 9, 2011

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 9, 2011

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$121,063	$107,765	$254,426	$227,138

Cost of sales	46,077	43,041	92,850	90,693

Gross margin	74,986	64,724	161,576	136,445

Selling, general and administrative expenses	64,139	53,240	125,188	108,938

Income from operations	10,847	11,484	36,388	27,507

Other expenses (income):
Interest expense	390	510	830	1,098
(Gain) loss on foreign currency	567	514	148	2,896
Interest income	(389)	(341)	(706)	(595)

	568	683	272	3,399

Income before income taxes	10,279	10,801	36,116	24,108

Income taxes	3,851	3,818	12,348	8,175

Net income	6,428	6,983	23,768	15,933

Less: Net income attributable to the noncontrolling interest	1,435	1,627	6,016	4,027

Net income attributable to Inter Parfums, Inc.	$4,993	$5,356	$17,752	$11,906

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.16	$0.18	$0.58	$0.39
Diluted	$0.16	$0.18	$0.58	$0.39

Weighted average number of shares outstanding:
Basic	30,506	30,361	30,490	30,277
Diluted	30,695	30,467	30,664	30,379

Dividends declared per share	$0.08	$0.065	$0.16	$0.13

Inter Parfums, Inc. News Release	Page 5
August 9, 2011

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)
(Unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$38,774	$37,548
Short-term investments	14,102	49,391
Accounts receivable, net	118,237	97,593
Inventories	176,311	109,840
Receivables, other	2,727	3,688
Other current assets	5,388	4,635
Deferred tax assets	7,224	7,230

Total current assets	362,763	309,925

Equipment and leasehold improvements, net	14,903	11,207

Goodwill	3,922	3,654

Trademarks, licenses and other intangible assets, net	119,163	111,402

Other assets	2,076	1,917

Total assets	$502,827	$438,105

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$7,686	$5,250
Current portion of long-term debt	9,166	11,090
Accounts payable - trade	86,505	52,694
Accrued expenses	45,931	47,413
Income taxes payable	1,685	7,905
Dividends payable	2,443	1,979

Total current liabilities	153,416	126,331

Long-term debt, less current portion	1,983	5,039

Deferred tax liability	6,920	6,789

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,534,081 and 30,445,881 shares at June 30, 2011 and December 31, 2010, respectively	31	30
Additional paid-in capital	50,416	48,887
Retained earnings	218,414	205,453
Accumulated other comprehensive income	31,091	14,757
Treasury stock, at cost, 10,009,492 common shares at June 30, 2011 and December 31, 2010	(34,151)	(34,151)

Total Inter Parfums, Inc. shareholders’ equity	265,801	234,976

Noncontrolling interest	74,707	64,970

Total equity	340,508	299,946

Total liabilities and equity	$502,827	$438,105